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                                                                   Exhibit 2(f)

                            PRODUCT MANUFACTURING AND

                          TRANSITION SERVICES AGREEMENT



                  THIS PRODUCT MANUFACTURING AND TRANSITION SERVICES AGREEMENT (this "Agreement"), dated as of October 9, 2001, is made by and between SEAL GRAPHICS AMERICAS CORPORATION, a Delaware corporation, SEAL USA CORPORATION, a Delaware corporation, and SEAL GRAPHICS TECHNOLOGIES CORPORATION, a Delaware corporation, (collectively, the "Seal Parties"), and HUNT CORPORATION, a Pennsylvania corporation ("Hunt").

                              W I T N E S S E T H:

                  WHEREAS, pursuant to an Asset Purchase Agreement, dated October 7, 2001 (the "Purchase Agreement"), by and among Neschen AG, the Seal Parties, Hunt, Hunt Holdings, Inc. ("HHI") and Hunt Graphics Americas Corporation (the "Sellers"), the Seal Parties are purchasing, as of the date hereof, certain assets of the Sellers related to the Graphics Products segment of Hunt (the "Business") and the Seal Parties will purchase and assume control over HHI's Sun Prairie, Wisconsin manufacturing facility (the "Wisconsin Facility") where, prior to the consummation of the transactions contemplated by the Purchase Agreement, the Sellers conducted the Business and the framing materials business (the "Framing Business");

                  WHEREAS, the parties desire to enter into an agreement for the provision of services by Hunt to the Seal Parties at Hunt's facility in Statesville, North Carolina (the "Statesville Facility") and Hunt's facility in Mississauga, Canada (the "Canada Facility" and together with the Statesville Facility, the "Facilities") and by the Seal Parties to Hunt at the Wisconsin Facility, for a limited period;

                  WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Purchase Agreement; and

                  WHEREAS, capitalized terms used herein but not defined herein shall have the meanings set forth in the Purchase Agreement.

                  NOW, THEREFORE, in consideration of the premises, the covenants set forth herein and the benefits to be derived herefrom, the parties, intending to be legally bound, hereby agree as follows:


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                                   ARTICLE I.

                      PRODUCT MANUFACTURE AND DISTRIBUTION

     1.1. Product Manufacture and Distribution by Hunt.

         (a) Manufacture. For a period of time determined in accordance with
Section 6.1 hereof) (the "Graphics Transition Period"), Hunt will (i) manufacture and convert, on behalf of the Seal Parties, the products of the Business set forth on Schedule 1.1(a) annexed hereto (the "Graphics Products") which Graphics Products were produced at Hunt's film conversion center and pouchboard assembly area within the Statesville Facility during the six month period preceding the date of this Agreement.

         (b) Procedures. Graphics Products shall be manufactured by Hunt in a quantity sufficient to timely meet delivery requirements for orders processed by Hunt pursuant to the terms of this Agreement, but in no event shall Hunt be required to manufacture Graphics Products at a faster rate than the recent historical practice prior to the Closing Date. Raw materials for production of Graphics Products will be obtained by Hunt from existing suppliers, to the extent practicable.

         (c) Information. To effect a smooth transition to the Seal Parties of the manufacturing process at the end of the Graphics Transition Period, Hunt shall provide to the Seal Parties, beginning no later than three (3) days after the date of this Agreement, during normal business hours and in a manner that does not interfere with Hunt's operations, access to Hunt's specifications and other information and details of the manufacturing process for each of the Graphics Products. Additionally, Hunt shall afford to representatives of the Seal Parties the opportunity to observe the manufacturing process, during normal business hours and without material disruption to the manufacturing processes.

     1.2. Product Manufacture by the Seal Parties.

         (a) Manufacture. For a period of time determined in accordance with
Section 6.1 hereof (the "Framing Transition Period") the Seal Parties will manufacture and distribute, on behalf of Hunt, the non-graphics products set forth on Schedule 1.2(a) annexed hereto (the "Framing Products"), which products were produced at the Wisconsin Facility, during the six month period preceding the date of this Agreement.

         (b) Procedures. Framing Products shall be manufactured by the Seal Parties in a quantity sufficient to timely meet delivery requirements for orders received by Hunt in the ordinary course of business, but in no event shall The Seal Parties be required to manufacture Framing Products at a faster rate than the recent historical practice prior to the Closing Date.


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     1.3. Product Pricing. During the Graphics Transition Period, pricing and terms of all promotions, rebates and allowances of Graphics Products will be based upon the terms of Hunt with respect to such matters in effect immediately prior to the date hereof. Any changes in pricing terms for Graphics Products that the Seal Parties may negotiate with customers will be instituted promptly after written notice thereof is provided to Hunt.

     1.4. Product Distribution.

         (a) During the Graphics Transition Period, Hunt will use its reasonable best efforts to ship Graphics Products to customers under the Hunt freight tariff and carrier contract agreements.

         (b) Hunt shall request that the carriers used by it to ship Graphics Products during the Graphics Transition Period offer the Seal Parties after the Graphics Transition Period the same preferred rates.

         (c) During the Framing Transition Period, the Seal Parties shall ship Framing Products as reasonably directed by the Hunt Liaison(s) (as hereinafter defined). It is understood and agreed that the Hunt Liaison(s) will, to the extent practicable, direct the Seal Parties to distribute Framing Products pursuant to the same timelines and using the same carriers as were in effect or used prior to the Closing Date.

         (d) In no event shall either party be held liable for any carrier undercharges, or other liability relating to shipment of goods at a rate other than the contract rate for such shipments, regardless of the shipment type (i.e., less-than-truckload, truckload, small package or air freight).

     1.5. Product Invoicing.

         (a) During the Graphics Transition Period, Hunt will segregate orders and invoices for the Business from Hunt's orders and invoices and Hunt will send out all invoices to customers for Graphics Products delivered during the Graphics Transition Period on letterhead of the Seal Parties. During the Framing Transition Period, Hunt will continue to receive orders and invoice customers for Framing Products in its sole discretion.

         (b) No later than ten (10) days after the Closing Date, Hunt will establish separate customer files for its customers that purchase both Graphics Products and Framing Products. After the Closing Date, Hunt shall promptly refer Graphics Products customers to the Seal Parties.

         (c) During the Graphics Transition Period, Hunt will maintain separate accounts receivable accounts records for the Business and will create and maintain an aged accounts receivable trial balance thereof for the Seal Parties.

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         (d) Customers transitioning over to the Seal Parties will be notified by Hunt immediately to remit payment to a new series of lockboxes established by the Seal Parties to be used only for the transactions of the Seal Parties, such notice to be given promptly after such information is received by Hunt.

     1.6. Lease to Hunt; Repair and Replacement of Included Manufacturing Equipment.

         (a) The Seal Parties hereby lease to Hunt for the rental amount of one dollar ($1.00), the equipment and tooling required to perform the Hunt Services (as hereinafter defined) (the "Leased Graphics Products Equipment") during the Graphics Transition Period, unless this Agreement is terminated at an earlier date pursuant to the provisions of Section 6.3 hereof.

         (b) Hunt hereby leases to the Seal Parties for the rental amount of one dollar ($1.00) the equipment, tools and other assets used in the production of the Framing Products (the "Leased Framing Products Equipment") during the Framing Transition Period, unless this Agreement is terminated at an earlier date pursuant to the provisions of Section 6.3 hereof.

         (c) During the term of this Agreement, Hunt shall (i) perform routine maintenance on the Leased Graphics Products Equipment utilized by Hunt in accordance with the terms hereof and, at the Seal Parties' expense, shall promptly repair any item of Leased Graphics Products Equipment, which has experienced excessive wear or damage, and (ii) perform routine maintenance on the Leased Framing Products Equipment utilized by the Seal Parties in accordance with the terms hereof and, at its own expense, shall promptly repair any item of Leased Framing Products Equipment which has experienced excessive wear or damage.

         (d) Upon the expiration or termination of this Agreement, Hunt shall remove the Leased Framing Products Equipment from the Wisconsin Facility as promptly as reasonably practicable. The Seal Parties shall reasonably cooperate with Hunt during Hunt's removal of such Leased Framing Products Equipment from the Wisconsin Facility. Such removal shall be undertaken during normal business hours and without material disruption to the operation of the Business.

         (e) Upon the expiration or termination of this Agreement, the Seal Parties shall remove the Leased Graphics Products Equipment from the Statesville Facility as promptly as reasonably practicable. Hunt shall reasonably cooperate with the Seal Parties during the Seal Parties' removal of such Leased Graphics Products Equipment from the Statesville Facility. Such removal shall be undertaken during normal business hours and without material disruption to the business operations of Hunt at the Statesville Facility.


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     1.7. Hunt Warranty.

         (a) Hunt Warranty. Subject to the provisions and limitations of Section
4.1 of this Agreement insofar as they relate to the acts or omissions of the Seal Liaison (as defined in such Section 4.1), Hunt warrants to the Seal Parties that all Graphics Products manufactured by Hunt pursuant to the terms hereof shall: (i) conform to all written warranties distributed by Hunt to customers in connection with the Graphics Products, (ii) conform to the written specifications for such Graphics Products, (iii) be substantially free from defects in materials and workmanship, and (iv) be of the same quality, merchantability and fitness as the Products manufactured by Hunt in the ordinary course of the Business prior to the Closing Date.

         (b) Remedies of the Seal Parties. In addition to the Seal Parties' right to seek indemnification pursuant to Article V hereof for a breach of Hunt's warranty set forth in Section 1.7(a), Hunt shall be obligated, at its sole cost and expense, to ship replacement or repaired Graphics Products to any customer of the Seal Parties receiving Graphics Products that fail to comply with Hunt's warranty set forth in Section 1.7(a) above including the cost of freight, insurance and any similar charges. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES SUFFERED BY SUCH PARTY ARISING OUT OF THIS AGREEMENT, WHETHER RESULTING FROM NEGLIGENCE OF THE OFFENDING PARTY OR OTHERWISE.

                                  ARTICLE II.

                               TRANSITION SERVICES

     2.1. Hunt Services. Hunt shall make available to the Seal Parties the following services (the "Hunt Services"), at levels substantially similar to the levels of the Hunt Services provided by Hunt in the in the ordinary course of the Business prior to the Closing Date, in the following categories:

                           (i) Warehousing of finished goods Inventory, raw materials and work in process at the Facilities and packing of Products;

                           (ii)    Customer services;

                           (iii)   Accounting and related services;

                           (iv)    Product distribution services;

                           (v) Other purchasing and production planning services as may be reasonably requested from time to time by the Seal Liaison; and


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                           (vi)    Administrative support during normal business
                                   hours for customer services, technical
                                   services, distributions services, accounting and information services, demand management and credit and collections for the Wisconsin Facility, the Canada Facility, the
                                   Statesville Facility and the other facilities of the Business located at San Bernadino, California and Yuba City, California requested by the Seal Parties;

     2.2. Approvals for Acceptance of Orders. The Seal Parties will provide to Hunt a list of customers of the Business whose orders for the Products may be accepted without prior approval by the Seal Parties. Before acceptance of orders for the Products from other persons, Hunt will request approval from the Seal Parties.

     2.3. The Seal Services.

         (a) The Seal Parties shall make available to Hunt the following services (the "Seal Services"):

                           (i) Warehousing of raw materials, work-in-process and finished Framing Products inventory at the Wisconsin Facility and packing of Framing Products;

                           (ii)    Product distribution services.

         (b) Subject to the volume of available work with respect to Framing Products, the Seal Parties will use their reasonable best efforts to maintain and keep intact the assignments, responsibilities and other job duties of those employees of Hunt who, prior to the Closing Date, performed the services to be provided hereunder by the Seal Parties and will become employees of the Seal Parties and perform the Seal Services as of the Closing Date (such employees hereinafter referred to as the "Framing Personnel").

     2.4. Excluded Services. Notwithstanding anything to the contrary contained herein, neither party shall be required to provide legal services, research and development services or facilities, sales and marketing, or insurance or risk management services to the other party hereunder.

     2.5. Standards of Services.

         (a) Unless otherwise requested by the Seal Parties Liaison and approved in advance by Hunt, Hunt shall cause its personnel providing the Hunt Services to perform such services with the same degree of care, skill and diligence utilized by such personnel in the ordinary course of the Business prior to the Closing Date.

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         (b) The Seal Parties shall not knowingly prevent or hinder the Framing
Personnel providing the Seal Services from performing such services with the same degree of care, skill and diligence utilized by such personnel in the ordinary course of the Business prior to the Closing Date.

     2.6. Separate Business Unit. Prior to the Closing Date, Hunt will segregate the Business on its financial books and records as a separate business unit to facilitate the accounting required under this Agreement.

                                  ARTICLE III.

                           PRODUCTION AND SERVICE FEES

     3.1. Hunt Amount. In consideration of the Graphics Product manufacturing and the Hunt Services to be provided by Hunt to the Seal Parties under Articles I and II of this Agreement, Hunt shall be entitled to receive throughout the Graphics Transition Period, an amount equal to the sum of the following (collectively, the "Hunt Manufacture and Service Fees"):

         (a) The actual cost of manufacturing each Graphics Product pursuant to the terms of this Agreement, as set forth on Schedule 3.1(a) annexed hereto;

         (b) The transportation costs for shipments out of Statesville and Canada and between the two locations, which shall consist of direct cost of freight and the indirect costs of the transportation and distribution departments allocated to the Seal Parties as a percentage of sales by product line;

         (c) Sixty-Thousand Dollars ($60,000) per month as a fixed management fee for the Hunt Services provided pursuant to Section 2.1, plus monthly reimbursement of actual personnel costs based upon the hours worked by Hunt employees in rendering the Hunt Services, as reflected on timesheets submitted by Hunt employees.

         (d) The costs of the Plant General and Administrative Departments (including Customer Service, Information Sources, Accounting, Demand Management, Technical Service, Credit and Collections) allocated to the Seal Parties in the same manner as allocated to the Business as of the Closing Date (the "Graphics Administrative Costs").

     3.2. Seal Parties Amount. In consideration of the Framing Product manufacturing and the Seal Services to be provided by the Seal Parties to Hunt under Articles I and II of this Agreement, the Seal Parties shall be entitled to receive throughout the Framing Transition Period an amount equal to the sum of the following (collectively the "Seal Manufacture and Services Fees"):

         (a) The actual cost of manufacturing each Framing Product pursuant to the terms of this Agreement, as set forth on Schedule 3.2(a) annexed hereto; and


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         (b) Any transportation costs incurred by the Seal Parties for shipments of Framing Products to or for Hunt out of the Wisconsin Facility.

     3.3. Inventory.

         (a) The Seal Parties shall own all Graphics Products inventory produced by Hunt at the Facilities during the Graphics Transition Period.

         (b) Hunt shall own all Framing Products inventory produced by the Seal Parties at the Wisconsin Facility.

     3.4. Invoicing.

         (a) Within ten (10) days of the end of each of Hunt's monthly fiscal accounting periods during the Graphics Transition Period (including any modifications as provided in Section 6.1 hereto), Hunt shall invoice the Seal Parties for the amount of the Hunt Manufacture and Service Fees in respect of the immediately preceding month (the "Hunt Monthly Invoice").

         (b) Within ten (10) days of the end of each of the Seal Parties' monthly fiscal accounting periods during the Framing Transition Period, the Seal Parties shall invoice Hunt for the Seal Manufacturing and Services Fees for the same period (the "Seal Monthly Invoice" and together with the Hunt Monthly Invoice, the "Monthly Invoices").

         (c) Each Monthly Invoice shall be accompanied by a statement and any other documentation reasonably adequate to enable the recipient to verify the amount of the costs incurred by the invoicing party. The net amount of each set of Monthly Invoices shall be paid net fifteen (15) days via wire transfer.

     3.5. Review of Statement.

         (a) The recipient of a Monthly Invoice shall have the right to object in good faith to a Monthly Invoice, provided the recipient notifies the invoicing party in writing within thirty (30) days following its receipt of the applicable Monthly Invoice (a "Dispute Notice").

         (b) In the event a Dispute Notice is delivered, an interim Manufacture and Service Fees amount shall be paid based upon the average of the Seal Parties' and Hunt's good faith estimates of the disputed Manufacture and Service Fees calculation within five (5) days after the delivery of such Dispute Notice with an adjustment to be made, if required, upon a final resolution of such dispute in accordance with this Section 3.5.


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         (c) Any Dispute Notice shall set forth in reasonable detail a description of the dispute. Within thirty (30) days after the delivery of any such Dispute Notice, the Seal Parties and Hunt shall meet at a mutually acceptable time and place and thereafter as often as such parties reasonably deem necessary and shall, in good faith, cooperate in an attempt to resolve such dispute.

         (d) If any dispute is not finally resolved within thirty (30) business days after the delivery of a Dispute Notice, as aforesaid, or if the parties shall fail to meet within fifteen (15) days after the delivery of any such Dispute Notice, then the dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 7.7 hereof.

                                  ARTICLE IV.

                   PERSONNEL; SUPERVISION BY THE SEAL PARTIES

     4.1. Seal Parties Personnel.

         (a) During the term of this Agreement, the Seal Parties shall designate one or more representatives to monitor the manufacture of the Graphics Products and the performance of the Hunt Services hereunder (each a "Seal Liaison"). Each Seal Liaison shall at all times be the employee, agent or other representative of the Seal Parties, and Hunt shall have no obligation, liability or other responsibility for the acts or omissions of any Seal Liaison. At all times during the term of this Agreement, each Seal Liaison shall comply with and adhere to all applicable (i) federal, state and local laws, regulations, statutes, rules and orders including, without limitation, those governing or regulating employment, safety and health matters, and (ii) the rules and regulations applicable to the employees and other personnel of Hunt at the Facility where each Seal Liaison may be situated from time to time including, without limitation, those governing employment, safety and health. Under no circumstances will a Seal Liaison have the right or authority to direct any of Hunt's personnel with respect to any matter covered hereby unless approved in advance by Hunt.

         (b) During the term of this Agreement, the Seal Parties' employees shall at all times be the employees of the Seal Parties, and Hunt shall have no obligation, liability or other responsibility for the acts or omissions of the Seal Parties' employees, except for any such act or omission taken at the direction of a Hunt Liaison. At all times during the term of this Agreement, the Seal Parties shall comply with and adhere to all applicable (i) federal, provincial, state and local laws, regulations, statutes, rules and orders including, without limitation, those governing or regulating employment, safety and health matters, and (ii) the rules and regulations applicable to the employees and other personnel of the Seal Parties including, without limitation, those governing employment, safety and health.


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     4.2. Hunt Personnel. During the term of this Agreement, Hunt shall designate one or more representatives to monitor the manufacture of the Framing Products and the performance of the Seal Services provided hereunder (each a "Hunt Liaison"). Each Hunt Liaison shall at all times be the employee, agent or other representatives of Hunt, and the Seal Parties shall have no obligation, liability or other responsibility for the acts or omissions of each Hunt Liaison. At all times during the term of this Agreement, each Hunt Liaison shall comply with and adhere to all applicable (i) federal, state and local laws, regulations, statutes, rules and orders including, without limitation, those governing or regulating employment, safety and health matters, and (ii) the rules and regulations applicable to the employees and other personnel of the Seal Parties at the Facility where each Hunt Liaison may be situated from time to time including, without limitation, those governing employment, safety and health.

     4.3. Under no circumstances will a Hunt Liaison have the right or authority to direct any of the Seal Parties' personnel with respect to any matter covered hereby unless approved in advance by the Seal Parties. During the term of this Agreement, Hunt's employees shall at all times be the employees of Hunt, and the Seal Parties shall have no obligation, liability or other responsibility for the acts or omissions of Hunt's employees, except for any such act or omission was not at the direction of a the Seal Parties Liaison. At all times during the term of this Agreement, Hunt shall comply with and adhere to all applicable (i) federal, provincial, state and local laws, regulations, statutes, rules and orders including, without limitation, those governing or regulating employment, safety and health matters, and (ii) the rules and regulations applicable to the employees and other personnel of Hunt including, without limitation, those governing employment, safety and health.

                                   ARTICLE V.

                                 INDEMNIFICATION

     5.1. Hunt Indemnification. Subject to any limitations set forth herein, Hunt shall indemnify, defend and hold harmless the Seal Parties and its affiliates, shareholders, officers and directors (each a "Seal Indemnified Party") from and against any and all damages, losses, obligations, settlement payments, liabilities, claims, actions or causes of action, encumbrances, costs and expenses (collectively, "Damages") suffered, sustained, incurred or required to be paid by a Seal Indemnified Party resulting from or relating to: (a) the breach of any representation, warranty, covenant or agreement of Hunt contained in or made pursuant to this Agreement or in any document or instrument referred to herein or required to be delivered in connection with this Agreement, including any schedule hereto or document delivered hereunder, or any facts or circumstances constituting a breach, (b) any act or omission of Hunt, its employees or agents in connection with this Agreement including, without limitation, for personal injury (including death), property damage, violations of any federal or state benefit claims, wages, or other compensation for any matter whatsoever or (c) actions brought by any governmental or regulatory agency, or any third party with standing to sue against a Seal Indemnified Party for matters referred to in Section 1.4(d) (unless such overshort or damage report is determined to be the fault of the Seal Parties), or (d) all reasonable


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costs and expenses (including, without limitation, reasonable attorneys' fees, interest and penalties) incurred by a Seal Indemnified Party in connection with any action, suit, proceeding, demand, claim, assessment or judgment incident to any of the matters indemnified against in this Section 5.1, except, in each case, for Damages arising out of or related to the directions of a Seal Liaison.

     5.2. Seal Parties Indemnification. Subject to any limitations set forth herein, the Seal Parties shall indemnify, defend and hold harmless Hunt and its affiliates, shareholders, officers and directors (each a "Hunt Indemnified Party") from and against any and all Damages suffered, sustained, incurred or required to be paid by a Hunt Indemnified Party resulting from or relating to:
(a) the breach of any representation, warranty, covenant or agreement of the Seal Parties contained in or made pursuant to this Agreement or in any document or instrument referred to herein or required to be delivered in connection with this Agreement, including any schedule hereto or document delivered hereunder, or any facts or circumstances constituting a breach, (b) any act or omission of the Seal Parties, its employees or agents in connection with this Agreement, including, without limitation, for personal injury (including death), property damage, or any other matter whatsoever, unless the same shall have resulted from the acts or omissions of Hunt or (c) actions brought by any governmental or regulatory agent, or any third party with standing to sue against a Hunt Indemnified Party for matters referred to in Section 1.4(d) (unless such overshort or damage report is determined to be the fault of Hunt), or (d) all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, interest and penalties) incurred by a Hunt Indemnified Party in connection with any action, suit, proceeding, demand, claim, assessment or judgment incident to any of the matters indemnified against in this Section 5.2, except, in each case, for Damages arising out of or related to the directions of a Hunt Liaison.

                                  ARTICLE VI.

                    TERM, EXTENSION PAYMENTS AND TERMINATION

     6.1. Term.

         (a) The Graphics Transition Period shall terminate automatically one hundred twenty (120) days from the date hereof; provided, however, that (i) the Seal Parties, at their option, on no less than thirty (30) calendar days advance written notice to Hunt, may elect to shorten the Graphics Transition Period to the ending day specified in such notice.

         (b) The Framing Transition Period shall terminate sixty (60) days from the date hereof; provided, however, that Hunt, at its option, on no less than thirty (30) calendar days advance written notice to the Seal Parties, may elect to shorten the Framing Transition Period to the ending day specified in such notice.

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         (c) This Agreement shall terminate when both the Graphics Transition
Period and the Framing Transition Period have terminated (except for the indemnification provisions and Article VII which shall survive termination).

     6.2. Termination.

         (a) This Agreement may be terminated by the non-breaching party for a material breach of the other party's representations, warranties or covenants contained herein by delivering written notice to the other party, provided that the breaching party shall be afforded fifteen (15) days to cure any alleged breach.

         (b) This Agreement shall terminate automatically and without any notice if either the Seal Parties or Hunt:

             (i) is adjudicated an involuntary bankrupt, or a decree or order approving a petition or answer filed against such party asking for reorganization under the federal bankruptcy laws as now or hereafter amended, or under the laws of any state, shall be entered, or if a petition for involuntary bankruptcy has been filed against the such party and such petition (and the proceeding arising therefrom, if any) has not been dismissed within thirty (30) days of the filing;

             (ii) files or admits to the jurisdiction of the court and the material allegations contained in any petition pursuant, or purporting to be pursuant, to the federal bankruptcy laws as now or hereafter amended, or such party shall institute any proceeding for any relief under any bankruptcy or insolvency law or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension; or

             (iii) makes any assignment for the benefit of creditors or applies for consent to the appointment of a receiver for itself or any of its properties.

                                  ARTICLE VII.

                                  MISCELLANEOUS

     7.1. Books and Records.

         (a) Each party (in such capacity, a "Record-keeping Party") shall maintain accurate and complete records of all expenses incurred in connection with its manufacture of the products and the provision of services, in accordance with such party historical accounting practices consistently applied. All such records and all documents and materials will be maintained for a period of four (4) years following termination of this Agreement (the "Retention Period"). During the Retention Period, upon reasonable notice and during the normal business hours, the other party shall have the right, at its sole cost and expense, to audit, inspect and make copies of such records, documentation and materials. Before destroying any of the aforementioned records upon

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expiration of the Retention Period, the Record-keeping Party shall first make a written offer of such records to the other party. If the other party does not respond to such written offer within fifteen (15) days of receipt of such notice, the Record-keeping Party shall be permitted to destroy such records and shall have no further obligations to the other party with respect to such records.

         (b) The Seal Parties will have access to all existing financial and sales reporting currently available for the Business. In addition, the Seal Parties will inform Hunt if any other special reporting is required and it will be provided by Hunt to the Seal Parties, if possible, on a billable hours basis. A designated financial representative from the Seal Parties will be given access to all financial and transactional information concerning the Business.

     7.2. Capital Expenditures.

         (a) It is anticipated that during the Graphics Transition Period no capital expenditures for the Seal Parties' account will be required for the Business. No such expenditures shall be permitted without the approval of a designated representative of the Seal Parties.

         (b) It is anticipated that during the Framing Transition Period no capital expenditures for Hunt's account will be required for the Framing Business. No such expenditures shall be permitted without the approval of a designated Hunt representative.

     7.3. Assignment. No party hereto may transfer or assign this Agreement or any of their respective obligations or rights herein without the consent of the other party, except as provided in Section 11.5 in the Purchase Agreement.

     7.4. Independent Contractor. In manufacturing the products and performing the services hereunder, each party shall be considered to be an independent contractor, and in no event shall the Seal Parties and Hunt be deemed to be partners, co-venturers or agents of the other party. Unless otherwise approved in advance no party hereunder shall have any authority to determine or control any other party's manner of performing the manufacturing services or the services except as to specify the (i) quantity of the products to be manufactured within the limits set forth herein or, (ii) the types of the services to be performed hereunder within the limits set forth herein.

     7.5. Notices. All notices, requests for approval and other communications hereunder shall be in writing and shall be deemed to have been fully given if delivered or mailed, first class mail, postage prepaid or sent by a recognized overnight delivery services as follows (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):


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


                    (i)   To Hunt, as follows:
                          Hunt Corporation
                          One Commerce Square
                          2005 Market Street
                          Philadelphia, Pennsylvania 19103
                          Attn:  Donald L. Thompson, Chief Executive Officer

                          With a copy to:

                          John C. Bennett, Jr.
                          Drinker Biddle & Reath LLP
                          One Logan Square
                          18th & Cherry Streets
                          Philadelphia, Pennsylvania 19103

                    (ii)  To Neschen as follows:

                          Neschen AG
                          Hans Neschen Strasse 1
                          D-3165 Bueckeburg
                          Germany

                          With a copy to:

                          William Harnisch, Esq.
                          Cummings & Lockwood
                          Four Stamford Plaza
                          P. O. Box 120
                          Stamford, Connecticut 06904-0120

     7.6. Governing Law. This Agreement shall be governed by and construed in accordance with laws of the State of Delaware, without regard to its principles of conflicts of laws.

     7.7. Dispute Resolution. All disputes arising out of or in connection with this Agreement and the transactions contemplated herein shall be submitted to arbitration pursuant to the Rules of Arbitration of the International Chamber of Commerce. Such arbitration shall be held in Wilmington, Delaware and shall be conducted in English by one (1) arbitrator appointed in accordance with said Rules.

     7.8. Severability. In the event that any one or more provisions of this Agreement is held to be unenforceable, invalid or illegal under applicable law,
(i) such unenforceability, invalidity or illegality shall not affect any other provision of this Agreement, (ii) this Agreement shall be construed as if said unenforceable, invalid or illegal provision had not been contained herein, and
(iii) the parties shall negotiate in good faith to replace the unenforceable, invalid or illegal provision by such enforceable provision as has the affect nearest to the provision being replaced.

     7.9. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof.

     7.10. No Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall entitle any person other than Hunt or the Seal Parties, or their respective affiliates, successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

     7.11. Counterparts. This Agreement may be executed in any number of counterparts, no one of which needs to be executed by the parties hereunder, and this Agreement shall be binding upon the parties with the same force and effect as if the parties had signed the same document, and each such signed counterpart shall constitute an original of this Agreement.

     7.12. Confidentiality.

         (a) Each party hereunder recognizes that by reason of such party's ownership of and/or operation of the Business or the Framing Business, as applicable, such party may have acquired Confidential Information and trade secrets concerning the operation of the Business or the Framing Business, the use or disclosure of which could cause the other parties hereunder or the Business or the Framing Business substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the parties hereunder covenant and agree that no party hereunder will at any time, except in performance of the their obligations hereunder, if any, to the other parties or without the prior written consent of the other parties, directly or indirectly, disclose any Confidential Information that the such party may have acquired or may acquire, or use such information in a manner detrimental to the interests of the other parties or the Business or the Framing Business, unless (i) such information becomes known to the public generally through no fault of the parties hereunder, (ii) disclosure of such information is required by law, or (iii) the party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against such party; provided, however, that prior to disclosing any information pursuant to this Section, such party shall give prior written notice of such proposed disclosure to the other parties, provide the other parties with the reasonable opportunity to contest such disclosure, and shall reasonably cooperate with all efforts to prevent such disclosure.

         (b) The term "Confidential Information" means products, facilities, intellectual property (including, without limitation, methods and trade secrets), software, source code, systems, procedures, manuals, reports, price lists, customer lists, financial information, business plans, prospects, or opportunities of the parties hereunder or any of their affiliates related to the Business or the Framing Business, as applicable.

     7.13. Amendment. No modification or amendment of this Agreement shall be binding upon any party hereunder unless in writing and signed by the parties hereto.

     7.14. Force Majeure. No party hereunder shall be responsible for failure or delay in the delivery of any service or product hereunder, nor shall any party be responsible for failure or delay in receiving such service or product, caused by act of God or public enemy, war, government acts, regulations, or orders, fire, flood, embargo, quarantine, epidemic, labor stoppage or other disruption, accidents, unusually severe weather, or other cause beyond the control of the defaulting party.

     7.15. Entire Agreement. This Agreement, together with the Purchase Agreement and all schedules attached thereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto regarding the subject matter hereof.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


SEAL GRAPHICS AMERICAS CORPORATION

By:_________________________________________

Name:_______________________________________

Title:______________________________________


SEAL USA CORPORATION

By:_________________________________________

Name:_______________________________________

Title:______________________________________


SEAL GRAPHICS TECHNOLOGIES CORPORATION

By:_________________________________________

Name:_______________________________________

Title:______________________________________


HUNT CORPORATION

By:_________________________________________

Name:_______________________________________

Title:______________________________________



             [SIGNATURE PAGE TO PRODUCT MANUFACTURING AND TRANSITION
                               SERVICES AGREEMENT]